Exhibit 99.1

Director and Executive Officer Notification
Re: Restrictions on Insider Trades During a Retirement Plan Blackout Period

This notice is being provided to each director and executive officer of Watson Pharmaceuticals, Inc. (the “Company” or “Watson”), to advise you of a temporary prohibition of any director or executive officer from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of Watson that were obtained in connection with his or her service or employment as a director or executive officer of the Company.

This period, which is expected to begin on March 22, 2005 and end during the week of April 17, 2005, is the period in which certain plan account activity is restricted for participants under the Watson Pharmaceuticals, Inc. Employees’ 401(k) Profit-Sharing Plan (the “Plan”). This is also the period in which each of the Company’s directors and executive officers are temporarily prohibited from trading equity securities of Watson that were obtained in connection with his or her service or employment as a director or executive officer of the Company. This period, during which Plan participants, including the Company’s executive officers, will be unable to exercise certain rights otherwise available under the Plan, is called a “blackout period.”

The Reason for the Blackout Period

The Plan Administrator informed participants that, since 1998, the Principal Financial Group (“Principal”) has been the administrator for the Plan. During this time, Watson has experienced significant growth and a corresponding increase in the number of participants in the Plan. While Principal has met the Plan’s needs, the Plan’s fiduciary has been exploring other administrators to determine whether there might be better alternatives given the Company’s business growth. In a notice dated February 18, 2005, participants were notified that The Vanguard Group (“Vanguard”) had been selected as the Plan’s new administrator and trustee. To allow sufficient time for the Plan’s information to be reconciled and transferred from Principal to Vanguard, it will be necessary to discontinue certain activity of the Plan for a period of time.

The Effect of the Blackout Period

During the blackout period, participants temporarily will be unable to direct or change the allocation of the assets held in their Plan accounts, or to obtain a loan, withdrawal, or distribution from the Plan. However, throughout this period, participants’ contributions and scheduled loan repayments will continue and participants will be able to change the amount of money deducted from their paychecks and enroll in the Plan.

Because participants will be temporarily unable to direct or change the allocation of assets in their Plan accounts, participants were advised that it is very important for them to review and consider the appropriateness of their current investments in light of their inability to direct or diversify those investments during the blackout period. For their long-term retirement security, participants should give careful consideration to the importance of well-balanced and diversified investment portfolios, taking into account all of their assets, income, and investments. In addition, participants were advised that they should be aware that there is a risk to holding substantial portions of their assets in the securities of any one company, including Watson stock, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and they would not be able to direct the sale of such stocks from their accounts during the blackout period. They were also advised that whether or not they are planning retirement in the near future, the Plan encouraged them to carefully consider how this blackout period may affect their retirement planning and their overall financial planning.

After the blackout period, the investment funds in which each participant invested before the blackout period will be reallocated to other investment funds. Participants will receive additional information regarding the new investment funds in the upcoming weeks.

Description of the Class of Equity Securities Subject to the Blackout Period

The Watson common stock under the Plan is subject to the blackout period.

However, the equity securities of Watson that are subject to the temporary prohibition of any director or executive officer of Watson from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of Watson are not limited to only the Watson equity securities under the Plan. This temporary trading prohibition during the blackout period affects Watson equity securities that were obtained in connection with his or her service or employment as a director or executive officer. This includes equity securities that the director or executive officer acquired before or during the blackout period.

Blackout Period Dates

The blackout period for the Plan is expected to begin at 4 p.m., Eastern time, on Tuesday, March 22, 2005, and end during the week beginning April 17, 2005. During this time, a director or executive officer can determine the status of the blackout period by contacting Donna Smith at 1-951-493-5359.

Contact Information

Any questions concerning the blackout period, may be directed to Donna Smith at 1-951-493-5359.

A security holder or other interested person, through written request of the Director of Benefits at the address noted below, may also obtain the actual beginning and ending dates of the blackout period.

Name of Plan:	The Watson Pharmaceuticals, Inc. Employees’ 401(k) Profit-Sharing Plan

Address:	Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880